Exhibit 99.1

Great Elm Capital Corp. (“GECC”) Raises $12 Million of Equity at Net Asset Value

PALM BEACH GARDENS, Florida., June 24, 2024 – Great Elm Capital Corp. (the “Company” or “GECC”), (NASDAQ: GECC), a business development company, today announced it issued approximately 1.0 million shares of the Company’s common stock at a current net asset value of $12.03 per share, for an aggregate gross purchase price of $12 million, to Prosper Peak Holdings, LLC (“PPH”).

Great Elm Group, Inc. (“GEG”), the parent of the Company’s investment manager, made a $3 million investment in PPH, further aligning it with shareholders.

“We have raised $38 million of non-dilutive equity year-to-date, bolstering our efforts to expand the platform,” said Matt Kaplan, GECC’s Chief Executive Officer. “Our gross net asset value by dollars has grown by nearly 80% since management and the board were refreshed in March 2022, benefiting our shareholders as we leverage our infrastructure and build out our portfolio verticals.”

Jason Reese, GEG’s Chief Executive Officer, said, “GEG is committed to supporting and expanding its credit platform, anchored by GECC. We are excited to announce our participation in Prosper Peak, which will further grow GECC’s capital base.”

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, rising interest rates, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Source: Great Elm Capital Corp.